Exhibit 99.1

Maxygen Announces Distributions of Codexis Shares and Cash

REDWOOD CITY, Calif., November 22, 2010 — Maxygen, Inc. (Nasdaq: MAXY), a biotechnology company focused on the development of improved protein drugs, today announced that it will distribute substantially all of the shares of the common stock of Codexis, Inc. (Nasdaq: CDXS) that it owns, as well as approximately $30.0 million in cash, by way of pro rata special distributions to Maxygen’s stockholders.

Maxygen owns 5,957,108 shares of Codexis common stock, representing approximately 17% of Codexis’ outstanding common stock, and holds a warrant to purchase an additional 30,816 shares of Codexis common stock. Maxygen formed Codexis in January 2002 as a wholly owned subsidiary to operate its former chemicals business, and on April 27, 2010, Codexis completed an initial public offering of its common stock. Maxygen will be distributing all of its ownership interest in Codexis, including shares received upon the exercise of its warrant, other than approximately 500,000 shares of Codexis common stock, which Maxygen will retain on behalf of the holders of certain outstanding Maxygen equity awards. These retained shares will be delivered, or cash-substituted, if at all, to such holders upon the vesting or settlement of such equity awards.

As a result of the distribution of Codexis common stock, Maxygen stockholders will receive approximately 0.19 of a share of Codexis common stock for each outstanding share of Maxygen common stock they own at the close of business on December 3, 2010 (the record date for the stock distribution). The distribution of Codexis common stock will be made on December 14, 2010. As described in more detail under “Trading in Maxygen Common Stock” below, Maxygen expects NASDAQ to set the ex-dividend date for this stock distribution as December 15, 2010.

No fractional shares of Codexis common stock will be distributed to Maxygen stockholders as a result of the transaction. Instead, stockholders who would otherwise be entitled to receive a fractional share of Codexis common stock will receive a cash payment in lieu of such fractional share.

Following the distribution of Codexis common stock, Maxygen will be making a special cash distribution in the amount of $1.00 for each outstanding share of Maxygen common stock owned at the close of business on December 17, 2010 (the record date for the cash distribution). The cash distribution will be paid on December 28, 2010. As described in more detail under “Trading in Maxygen Common Stock” below, Maxygen expects NASDAQ to set the ex-dividend date for this cash distribution as December 15, 2010, which would be the same ex-dividend date for the distribution of Codexis stock described above.

“Today’s announcement represents the latest step in Maxygen’s on-going efforts to maximize the value of its portfolio of programs and to return a significant amount of that value to its shareholders. Coupled with recent share repurchases, Maxygen will have returned over $150 million in cash and property to shareholders over the last 12 months,” said James R. Sulat, Chief Executive Officer of Maxygen. “We look forward to continuing our efforts to increase value for Maxygen’s shareholders in the future.”

To receive the shares of Codexis common stock and the cash distribution, no action or payment is required by Maxygen stockholders. Prior to the distribution date of the Codexis common stock, the eligible holders of Maxygen common stock will receive an information statement by mail which will contain details regarding the distribution of the Codexis common stock.

Trading in Maxygen Common Stock

As mentioned above and as described in more detail below, Maxygen expects NASDAQ to set the ex-dividend date for both the distribution of Codexis common stock and the cash distribution as December 15, 2010. As a result, current stockholders who hold and do not sell their shares of Maxygen common stock prior to December 15, 2010 will be entitled to receive both the distribution of Codexis common stock and the cash distribution.

Pursuant to certain NASDAQ rules, when a distribution or dividend is declared in a per share amount that exceeds 25% of a company’s stock price, the date on which that company’s shares will begin to trade without the distribution or dividend, or ex-dividend, is the first business day following the payable date. These rules are expected to apply to the distribution of Codexis common stock, as the value of approximately 0.19 of a share of Codexis common stock is expected to exceed 25% of the Maxygen stock price. Accordingly, Maxygen expects that NASDAQ will set the ex-dividend date for the distribution of Codexis common stock as December 15, 2010, the first business day following the December 14, 2010 distribution date. This will mean that trades in Maxygen common stock entered into after the record date of December 3, 2010 and before December 15, 2010 (the “due bill period”) will have a due bill attached for the distribution of shares of Codexis common stock payable on December 14, 2010. Persons who purchase Maxygen common stock during the due bill period (even if the trade will settle after that due bill period) are entitled to receive the distribution of shares of Codexis common stock, and persons who sell Maxygen common stock during the due bill period (even if the trade will settle after the due bill period) are not entitled to the distribution of shares of Codexis common stock. Investors who enter into trades to purchase Maxygen common stock on or after December 15, 2010 will not be entitled to the distribution of shares of Codexis common stock payable on December 14, 2010.

With respect to the cash distribution, since the $1.00 cash distribution is not expected to exceed 25% of the Maxygen stock price, Maxygen expects that NASDAQ will set the ex-dividend date for the special cash distribution as December 15, 2010, two business days prior to the December 17, 2010 record date for the cash distribution. As a result, persons who enter into trades to purchase Maxygen common stock on or after December 15, 2010 will not be entitled to receive the special cash distribution payable on the distribution date for the cash distribution of December 28, 2010.

About Maxygen

Maxygen is a biopharmaceutical company focused on developing improved versions of protein drugs through both internal development and external collaborations and other arrangements. For more information, please visit www.maxygen.com.

Cautionary Statement Regarding Maxygen Forward-Looking Statements

This document contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements concerning the distribution of shares of Codexis common stock owned by Maxygen and the payment of a cash distribution, as well as concerning anticipated or potential relative stock market performance, financial condition and business plans. These statements are based on the current expectations and beliefs of Maxygen’s management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Additional risk factors are more fully discussed in Maxygen’s Annual Report on Form 10-K for the year ended December 31, 2009, including under the caption “Risk Factors,” and in Maxygen’s other periodic reports filed with the SEC, all of which are available from Maxygen or from the SEC’s website (www.sec.gov). Maxygen disclaims any obligation to update or revise any forward-looking statement contained herein to reflect any change in Maxygen’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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Contact:

Linda Chrisman

Linda.chrisman@maxygen.com

650.298.5351